UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 15, 2012

Date of Report (Date of earliest event reported)

Bonanza Creek Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35371	61-1630631
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

410 17th Street, Suite 1400

Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(720) 440-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 15, 2012, Michael R. Starzer, President and Chief Executive Officer of Bonanza Creek Energy, Inc. (the “Company”), established a pre-arranged stock trading plan (the “Plan”) with a broker to sell shares of the Company’s common stock for long-term asset diversification and estate and tax planning purposes, which include obtaining funds for the payment of certain tax obligations triggered by the Company’s 2010 recapitalization and in connection with Mr. Starzer’s 2012 charitable gift to Colorado School of Mines. Pursuant to Company policy, Mr. Starzer is required to meet a stock ownership threshold of five times his base salary. His current stock ownership significantly exceeds ten times his base salary, and, after the sale, will continue to significantly exceed ten times his base salary.

The Plan was established and approved in accordance with the Company’s insider trading policy and the guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended, which permits directors, officers and other insiders to adopt a pre-arranged stock trading plan at a time when they do not possess material nonpublic information. Using these trading plans, individuals may prudently and gradually diversify their investment portfolios over an extended period of time in a manner that avoids concerns about initiating stock transactions while in possession of material nonpublic information. No trades may be executed under the terms of the Plan for at least 30 days following its adoption. Actual transactions made under the Plan will be reported publicly from time to time on forms filed with the Securities and Exchange Commission.

This Form 8-K is being filed for informational purposes only. Except as may be required by law, the Company does not undertake to report modifications, terminations or other activities under the Plan or other current or future 10b5-1 trading plans established by our officers and directors.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bonanza Creek Energy, Inc.

Date: November 21, 2012	By:	/s/ Christopher I. Humber

Senior Vice President, General Counsel & Secretary

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